Exhibit 99.1

N E W S R E L E A S E

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES FOURTH QUARTER EARNINGS

Earnings per share up 24% for the Fourth Quarter and 5% for the year.

CRESTVIEW HILLS, KENTUCKY, January 19, 2007 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc. (the “Bank”), today reported its earnings for the fourth quarter and the twelve months ended December 31, 2006. For the fourth quarter the Company reported an increase in diluted net income per share of 24%, while diluted net income per share increased 5% for the full year of 2006, as compared to the same periods in 2005. Net income in 2006 included the recording of stock option expense of $142,000 and $775,000 respectively, in the fourth quarter and the full year of 2006 , in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“FAS 123(R)”), adopted on January 1, 2006. For comparison purposes, applying the new standards of FAS 123(R) to the fourth quarter and the year ended December 31, 2005 would have resulted in recording stock option compensation expense of $119,000 and $633,000 respectively. When the fourth quarter and the year ended December 31, 2005 are adjusted for this additional expense, diluted earnings per share would have been $.40 and $1.61 per share respectively. Adjusting for this additional expense, diluted earnings per share would have increased by 30% and 11% respectively from the fourth quarter and the full year of 2005 as compared to the same periods in 2006.

A summary of the Company’s results follows:

Fourth Quarter ended December 31	2006	2005	Change
Net income	$3,064,000	$2,499,000	23%
Net income per share, basic	$0.53	$0.42	26%
Net income per share, diluted	$0.52	$0.42	24%

Twelve Months ended December 31	2006	2005	Change
Net income	$10,452,000	$10,127,000	3%
Net income per share, basic	$1.79	$1.71	5%
Net income per share, diluted	$1.78	$1.70	5%

Net interest income increased $805,000 or 10% in the fourth quarter of 2006, as compared to the same period in 2005, while the net interest margin increased from 3.77% in the fourth quarter of 2005 to 3.80% in the fourth quarter of 2006. These increases were the result of the growth in earning assets, which increased $98 million from the fourth quarter of 2005, and the collection of $210,000 of interest income from a non-performing loan. The provision for loan losses increased by $50,000 (14%) in the fourth quarter of 2006 as compared to the same period in 2005. The Company’s non-performing loans as a percentage of total loans were .61% at December 31, 2006, which was half the level as of December 31, 2005, when the percentage was 1.24%. The allowance for loan losses was .85% of total loans at December 31, 2006 compared to 1.04% at the end of 2005 and reflected the improvement in non-performing loans and the third quarter charge-off of a $1,400,000 loan that was reserved for in 2005.

Non-interest income increased 58% ($1,329,000) in the fourth quarter of 2006, as compared to the same period in 2005, while non-interest expense increased 16% ($1,043,000) from the same period last year. Contributing to the increase in non-interest income was service charges and fees (up $728,000, 61%). Contributing to the increase in service charge income was increased revenue from the Bank’s new overdraft program that was implemented in the third quarter of 2006. This program allows qualified customers the courtesy of paying items that overdraw the account up to a set limit. The largest increases in non-interest expense were salaries and employee benefits expense, which increased $772,000 or 25%, and included the additional compensation cost of $142,000 for stock options.

Total assets were $1,051,563,000 at the end of the fourth quarter of 2006, which was $94 million or 10% higher than the same date a year ago. Total loans grew $83 million or 11% from December of 2005 and were funded by an increase in deposits of $83 million or 10%.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	Fourth Quarter Comparison			Twelve months ended December 31, Comparison
	12/31/06	12/31/05	% Change	2006	2005	% Change
Income Statement Data
Net interest income	$8,964	$8,159	10%	$34,293	$32,623	5%
Provision for loan losses	400	350	14%	1,700	1,825	(7)%
Service charges and fees	1,912	1,184	61%	5,976	4,297	39%
Gains on the sale of mortgage loans	338	225	50%	1,056	965	9%
Other non-interest income	1,388	900	54%	4,756	3,823	24%
Salaries and employee benefits expense	3,919	3,147	25%	14,950	12,228	22%
Occupancy and equipment expense	1,057	971	9%	4,076	3,881	5%
Other non-interest expense	2,731	2,546	7%	10,116	9,052	12%
Net income	3,064	2,499	23%	10,452	10,127	3%
Per Share Data
Basic earnings per share	$0.53	$0.42	26%	$1.79	$1.71	5%
Diluted earnings per share	0.52	0.42	24%	1.78	1.70	5%
Cash dividends declared	0.00	0.00	0%	0.38	0.30	27%
Earnings Performance Data
Return on equity	14.16%	12.43%	173bps	12.58%	13.11%	(53	)bps
Return on assets	1.19%	1.06%	13bps	1.08%	1.14%	(6	)bps
Net interest margin	3.80%	3.77%	3bps	3.87%	4.01%	(14	)bps

				12/31/06	12/31/05	% Change
Balance Sheet Data
Investments				$118,954	$94,375	26%
Total loans				814,101	731,059	11%
Allowance for loan losses				6,918	7,581	(9)%
Total assets				1,051,563	957,338	10%
Total deposits				914,427	831,110	10%
Total borrowings				39,867	38,516	4%
Stockholders’ equity				86,883	80,447	8%

Asset Quality Data
Allowance for loan losses to total loans				.85%	1.04%
Non-performing loans to total loans				.61%	1.24%
Annualized charge-offs to average loans				.30%	.20%

	Five-Quarter Comparison
	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05
Income Statement Data
Net interest income	$8,964	$8,627	$8,543	$8,159	$8,159
Provision for loan losses	400	500	400	400	350
Service charges and fees	1,912	1,706	1,229	1,129	1,184
Gains on the sale of mortgage loans	338	259	220	239	225
Other non-interest income	1,388	1,163	1,125	1,080	900
Salaries and employee benefits expense	3,919	3,696	3,718	3,617	3,147
Occupancy and equipment expense	1,057	1,022	1,018	979	971
Other non-interest expense	2,731	2,525	2,558	2,302	2,546
Net income	3,064	2,742	2,380	2,266	2,499
Per Share Data
Basic earnings per share	$0.53	$0.47	$0.41	$0.39	$0.42
Diluted earnings per share	0.52	0.47	0.41	0.38	0.42
Cash dividends declared	0.00	0.20	0.00	0.18	0.00
Earnings Performance Data
Return on equity	14.16%	12.93%	11.73%	11.37%	12.43%
Return on assets	1.19%	1.13%	1.00%	.97%	1.06%
Net interest margin	3.80%	3.91%	3.94%	3.82%	3.77%

	12/31/06	9/30/06	6/30/06	3/31/06	12/31/05
Balance Sheet Data
Investments	$118,954	$73,685	$72,801	$106,153	$94,375
Total loans	814,101	809,526	787,807	746,211	731,059
Allowance for loan losses	6,918	6,747	7,650	7,389	7,581
Total assets	1,051,563	976,453	957,144	951,432	957,338
Total deposits	914,427	812,766	808,068	827,719	831,110
Total borrowings	39,867	70,426	58,485	35,534	38,516
Stockholders’ equity	86,883	84,600	82,895	80,528	80,447

Asset Quality Data
Allowance for loan losses to total loans	.85%	.83%	.97%	.99%	1.04%
Non-performing loans to total loans	.61%	.59%	.77%	1.22%	1.24%
Annualized charge-offs to average loans	.30%	.37%	.20%	.33%	.20%

About BKFC

BKFC, a bank holding company with assets of approximately $1.052 billion, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-seven branch locations and thirty-nine ATMs in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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